Filed Pursuant to Rule 424(b)(3) of the
                                                 Rules and Regulations under the
                                                          Securities Act of 1933

                                            Registration Statement No. 333-99569

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus Dated October 2, 2003, Prospectus Supplement No. 1 dated October 14, 2003 and Prospectus Supplement No. 2 dated November 10, 2003)

                                  $250,000,000

                              METALDYNE CORPORATION

                     11% Senior Subordinated Notes due 2012


     This prospectus supplement no. 3, together with prospectus supplement no. 2, prospectus supplement no. 1 and the prospectus, is to be used by any Broker-Dealer Subsidiary of Credit Suisse First Boston LLC in connection with offers and sales of the previously issued securities described therein in market-making transactions.

     There is no public market for our senior subordinated notes and none is expected to develop for any notes offered by this prospectus supplement no. 3, together with prospectus supplement no. 2, prospectus supplement no. 1 and the prospectus, for the foreseeable future.

     Investing in our notes involves substantial risks. See "Risk Factors" beginning on page 3 of the attached prospectus to read about factors that you should consider before buying shares of our notes.






            The date of this prospectus supplement is January 7, 2003

================================================================================









                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM 8-K

                                 Current Report

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                December 31, 2003
                Date of Report (Date of earliest event reported)


                              METALDYNE CORPORATION
             (Exact name of registrant as specified in its charter)

     Delaware                           001-12068                38-2513957
 (State or other jurisdiction of  (Commission file number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)

================================================================================

Item 5.  Other Events and Regulation FD Disclosure.

     On January 2, 2004, Metaldyne Corporation issued a press release, which is filed as an Exhibit 99.1 to this Form 8-K, announcing the completion of its purchase of New Castle Machining and Forge.

Item 7.  Financial Statements and Exhibits.

     (c) Exhibits. The following exhibit is filed herewith:

          99.1. Press Release announcing the completion of its purchase of New Castle Machining and Forge.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  January 2, 2004


                                   METALDYNE CORPORATION


                                   By:    /s/ Jeffrey M. Stafeil
                                          --------------------------------------
                                          Name: Jeffrey M. Stafeil
                                          Title: Executive Vice President
                                                 and Chief Financial Officer

FOR IMMEDIATE RELEASE
                                                       Media Contacts:
                                                       Myra Moreland
                                                       734-207-6762
                                                       Tina Doher
                                                       734-207-6713


                         Metaldyne Completes Purchase of
                         New Castle Machining and Forge


     Plymouth, Michigan (January 2, 2004) - Metaldyne Corporation and DaimlerChrysler Corporation have completed a transaction that transfers full ownership of New Castle Machining and Forge to Metaldyne. Since January 2003, the New Castle operation has been managed as a joint venture between Metaldyne and DaimlerChrysler.

     "This represents Metaldyne's final step in the acquisition of New Castle Machining and Forge," said Thomas A. Amato, Metaldyne's vice president of corporate development. "Finalizing this transaction was also a function of unwavering commitment from many employees at DaimlerChrysler, Metaldyne and the UAW. Working together we achieved an unprecedented customer-supplier-employee relationship."

     The New Castle Machining and Forge plant manufactures suspension and powertrain components for Chrysler, Jeep and Dodge vehicles.

     "New Castle's products are core products to Metaldyne," said Tim Leuliette, Metaldyne's chairman, president and CEO. "We are now launching initiatives to bring new business to this facility and expand the customer base beyond DaimlerChrysler. For the immediate future, we are focused on transitioning this operation into the Metaldyne family. The year-long joint venture paved the way for a smooth transition."

About Metaldyne

     Metaldyne is a leading global designer and supplier of metal-based components, assemblies and modules for the automotive industry. Through its Chassis, Driveline and Transmission, and Engine groups, the company supplies a wide range of products for powertrain and chassis applications for engines, transmission/transfer cases, wheel-ends and suspension systems, axles and driveline systems. Metaldyne is also a globally recognized leader in noise and vibration control products.

     Headquartered in Plymouth, Michigan, Metaldyne's annual revenues are approximately $2 billion. The company employs more than 8000 employees at more than 50 facilities in 11 countries.



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